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                                                                   Exhibit 11(c)





                         INDEPENDENT AUDITORS' CONSENT


The Board of Trustees
AIM Investment Securities Funds


We consent to the use of our report on the Limited Maturity Treasury Portfolio (a portfolio of AIM Investment Securities Funds) dated September 1, 1995 included herein and to the references to our firm under the headings "Financial Highlights" in the Prospectuses, and "Audit Reports" in the AIM Limited Maturity Treasury Shares Statement of Additional Information and "Reports" in the Limited Maturity Treasury Portfolio Institutional Shares Statement of Additional Information.


                                        /s/ KPMG PEAT MARWICK LLP
                                        -----------------------------
                                        KPMG Peat Marwick LLP



Houston, Texas
October 26, 1995